Exhibit 99.1

News Release
CORPORATION
7140 Office Circle
P.O. Box 15600
Evansville, IN 47716

	Investor Relations Contact:	Chad Monroe
	Phone:	(812) 962-5041

	Media Contact:	Eva Schmitz
	Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports First Quarter 2011 Results

•                  Heavy duty truck and trailer production continues to strengthen

•                  Sales increased 29.5 percent versus prior year quarter

•                  Adjusted EBITDA increased to $17.0 million

•                  Improved full year outlook

EVANSVILLE, Ind. — April 26, 2011 — Accuride Corporation (NYSE:  ACW), a leading manufacturer and supplier of commercial vehicle components, today announced its financial results for the first quarter ended March 31, 2011.

Net sales in first quarter of 2011 were $218.8 million compared with $169.0 million in the prior year, a 29.5 percent increase.  The increase in sales was primarily the result of increased demand from customers in the commercial vehicle industry.  For the first quarter of 2011, the Company reported a net loss of $5.2 million compared to a net loss of $2.2 million for the same period in 2010.  Adjusted EBITDA in the quarter was $17.0 million compared to $13.4 million in the prior year quarter.  Cash and cash equivalents was $31.7 million at quarter end.

“We are pleased with the increase in our top line sales, which grew by almost 30 percent year-over-year,” said Rick Dauch, Accuride’s President and Chief Executive Officer.  “Our Wheels business continues to perform solidly at this point in the cycle.  We are, however, facing some short-term operational challenges on the Components side of the business, which is temporarily offsetting the strong performance in our Wheels division.  We are aggressively addressing critical equipment issues and adding key management resources with machining and process engineering expertise to fix the root causes creating our operational challenges.”

Industry Overview

As the general economy improves, the three major segments Accuride supplies (North America Class 5-8 vehicles, U.S. Trailers, and the related aftermarket channels) continue to improve year-over-year.

During the first quarter, production across all segments rose.  Class 8 production rose approximately 49 percent year-over-year whereas Class 5-7 and U.S. Trailer rose 41 percent and 121 percent, respectively.

OEMs continued to ramp up production during the first quarter in line with increasing net orders, particularly within the Class 8 and Trailer segments.  Fleet profit margins continue to improve as freight rates rise in response to tightening capacity within the industry.  Class 8 net orders for March showed an increase of 156 percent year-over-year, the highest order level for the Class 8 segment since May 2006.  The trailer segment also continues to experience increasing demand as fleets look to replace older equipment and improve productivity within their operations.  General demand for Class 5-7 equipment is also trending upward, but at a more modest pace due to continuing weakness in residential construction and municipal budgets.  Some industry analysts are concerned that 2011 production increases could be potentially constrained by the industry’s ability to increase capacity quickly; however, Accuride has ample capacity to keep pace with the rising projections across all market segments.

While gains continue to be modest, the economy continues to show improvement as GDP is expected to increase 2 to 3 percent in the first quarter of 2011, following a 3.1 percent increase during the fourth quarter of 2010.  Other key commercial vehicle industry indicators that continue to show positive growth include:

•                  Diesel fuel consumption, measured by the Ceridian-UCLA Pulse of Commerce Index (PCI), increased 3.6 percent year-over-year in March which indicates increasing trucking activity and utilization;

•                  The Institute for Supply Management (ISM) Index continued to expand for the 20th consecutive month with a reading of 61.2 for March; and

•                  Personal Consumption Expenditures (PCE) continued to grow for the 6th consecutive quarter at 4.0 percent in the fourth quarter of 2010.  Demand for trucks is positively correlated to PCE.

As commercial vehicle indicators improve in line with improving economic conditions, we expect freight to continue its steady recovery throughout 2011.  It is anticipated that 2011 equipment demand will continue to strengthen and show significant growth over 2010 levels; however, the on-going weakness in residential and commercial construction along with municipal spending cuts will delay the recovery of Class 5-7.

Overall, conditions in the commercial vehicle industry continue to improve.  Freight tonnage is forecasted to experience strong growth over the next several years, which will continue to drive increased demand for trucks and trailers.

Fresh-Start Reporting

Upon our emergence from Chapter 11 restructuring proceedings on February 26, 2010, we adopted fresh-start accounting in accordance with the provisions of ASC 852 Reorganizations (ASC 852), pursuant to which the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, “Business Combinations”.

The results for the one-month period ended March 31, 2010, (references to the Company for such period, the “Successor”) and the results for the two-month period ended February 26, 2010, (references to the Company for such periods, the “Predecessor”) are presented separately.  This presentation is required by GAAP, as the Successor is considered to be a new entity for financial reporting purposes, and the results of the Successor reflect the application of fresh-start reporting.  Accordingly, the Company’s financial statements after February 26, 2010, are not comparable to its financial statements for any period prior to its emergence from Chapter 11.  For illustrative purposes in this earnings release, the Company has combined the Successor and Predecessor results to derive combined results for the three-month period ended March 31, 2010.  The financial information accompanying this earnings release provides the Successor and Predecessor GAAP results for the applicable periods, along with the combined results described above.

Three Months Operating Results

	Three Months Ended March 31,
	2011		2010

Net sales:
Wheels	$91,509	41.8%	$62,140	36.8%
Components	121,722	55.6%	92,387	54.7%
Other	5,608	2.6%	14,446	8.5%
Total net sales	218,839	100.0%	168,973	100.0%

Gross Profit	18,459	8.4%	10,082	6.0%

Income (loss) from Operations:
Wheels	11,488	12.6%	4,038	6.5%
Components	169	0.1%	(939)	(1.0)%
Other	208	3.7%	2,405	16.6%
Corporate	(10,190)	—%	(7,383)	—%
Consolidated Total	1,675	0.8%	(1,879)	(1.1)%

Net loss	$(5,161)	(2.4)%	$(2,226)	(1.3)%

Adjusted EBITDA	$16,977	7.8%	$13,381	7.9%

Net sales for the first quarter of 2011 were $218.8 million compared to net sales of $169.0 million in the first quarter of 2010, an increase of 29.5 percent.  Sales increased in the Wheels and Components segments by 47.3 percent and 31.8 percent, respectively.

2011 first quarter gross profit increased to $18.5 million, or 8.4 percent of net sales, from a gross profit of $10.1 million in the first quarter of 2010.  Gross profit improved compared to the prior year due to the contribution from increased net sales and better capacity utilization with higher sales volumes.

Liquidity & Debt

Adjusted EBITDA was $17.0 million for the first quarter of 2011 compared to $13.4 million for the same period in 2010.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.  As of March 31, 2011, the Company had cash of $31.7 million and total debt of $302.3 million consisting of our $310.0 million senior secured notes, net of discount.  In the first quarter of 2011, the Company had negative cash from operations of $40.7 million and capital spending of $13.8 million resulting in negative free cash flow $54.5 million.

“Our cash flow profile is typically seasonal with the first quarter being a net use of cash due to increases in working capital coming out of the fourth quarter holiday period and payment of cash interest expense in February,” stated Jim Woodward, Senior Vice President and Chief Financial Officer.  “In addition, pension contributions in excess of expense during the quarter were $4.7 million, and we paid $1.3 million in transaction expenses associated with the sale of Bostrom Seating.  With the availability under our revolving credit agreement, our total liquidity at the end of the quarter is still a strong $91 million.”

Company Outlook

“We continue to be encouraged by the positive industry trends and the outlook for the full year.  Accuride is well positioned to capitalize on the industry upturn and has sufficient capacity to meet the increasing demands of our customers,” said Dauch.  “While industry trends are encouraging, raw material prices continue to increase across all major segments of our business.  We have well-defined mechanisms with our customers to pass these costs through, which we will actively execute throughout the year.  While we are able to pass along price changes in raw materials to our OEM customers, our ability to pass through non-material cost increases in our Gunite business, has been limited over the past several years.  These cost increases must also be addressed.”

“We are increasing our full year revenue guidance to a range of $925 to $975 million for 2011, versus our previous guidance of $875 to $925 million,” continued Dauch.  “We expect Adjusted EBITDA for 2011 to be in the range of $110 to $120 million, compared to our previous guidance of $100 to $115 million.”

The Company will conduct a conference call to review its first quarter results on April 27, 2011, at 9 a.m. Central Time.  The telephone number to access the conference call is 866.804.6920 in the United States, or 857.350.1666 internationally, access code 20660076.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning on April 27, 2011, at 12 p.m. Central Time, continuing to May 4, 2011, by calling 888.286.8010 in the United States, or 617.801.6888 internationally, access code 16062408.  The financial results for the three-months ended March 31, 2011, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM, Fabco®, BrillionTM and Highway Original®.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs and intentions with respect to future results.  Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements.  Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Successor		Predecessor
	Three Months Ended March 31,	Period from February 26 to March 31,	Period from January 1 to February 26,
(In thousands except per share data)	2011	2010	2010

NET SALES	$218,839	$64,914	$104,059
COST OF GOODS SOLD	200,380	59,314	99,577
GROSS PROFIT	18,459	5,600	4,482
OPERATING EXPENSES:
Selling, general and administrative	16,784	4,366	7,595
INCOME (LOSS) FROM OPERATIONS	1,675	1,234	(3,113)
OTHER INCOME (EXPENSE):
Interest income	39	12	54
Interest expense	(8,379)	(3,505)	(7,550)
Unrealized loss on mark to market valuation of convertible debt	—	(50,601)	—
Other income (loss), net	2,004	(326)	566
LOSS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(4,661)	(53,186)	(10,043)
Reorganization income	—	—	(59,311)
INCOME (LOSS) BEFORE INCOME TAXES	(4,661)	(53,186)	49,268
INCOME TAX PROVISION (BENEFIT)	500	(158)	(1,534)
NET INCOME (LOSS)	$(5,161)	$(53,028)	$50,802
Weighted average common shares outstanding—basic	47,237	12,629	47,572
Basic income (loss) per share	$(0.11)	$(4.20)	$1.07
Weighted average common shares outstanding—diluted	47,237	12,629	47,572
Diluted income (loss) per share	$(0.11)	$(4.20)	$1.07

ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended March 31,
(In thousands)	2011	2010

Net income (loss)	$(5,161)	$(2,226)
Income tax expense (benefit)	500	(1,692)
Interest expense, net	8,340	10,989
Depreciation and amortization	14,183	11,677
Restructuring, severance and other charges(1)	537	(55,838)
Other items related to our credit agreement(2)	(1,422)	50,471
Adjusted EBITDA	$16,977	$13,381

Note:

(1)          For the three months ended March 31, 2011, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $0.5 million in costs associated with restructuring and reorganization items.  For the three months ended March 31, 2010, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $55.8 million in benefits associated with restructuring and reorganization items.

(2)          Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended March 31, 2011, items related to our credit agreement consisted of foreign currency income and other net income of $1.4 million.  For the three months ended March 31, 2010, items related to our credit agreement consisted of (i) foreign currency losses and other income or expenses of $0.1 million and (ii) a charge to income of $50.6 million to reflect the change in fair value of the conversion option for the convertible notes.

ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
(In thousands)	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,740	$78,466
Customer and other receivables	112,433	75,702
Inventories, net	64,717	55,818
Other current assets	20,857	18,518
Total current assets	229,747	228,504
PROPERTY, PLANT AND EQUIPMENT, net	234,082	241,052
OTHER ASSETS:
Goodwill and other assets	401,236	404,494
TOTAL	$865,065	$874,050
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$64,869	$55,324
Other current liabilities	48,519	57,196
Total current liabilities	113,388	112,520
LONG-TERM DEBT	302,293	302,031
OTHER LIABILITIES	155,983	161,400
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	293,401	298,099
TOTAL	$865,065	$874,050

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